Exhibit 99.1

News Release

Merck to Acquire Imago BioSciences, Inc.

Acquisition expands Merck’s growing hematology portfolio

RAHWAY, N.J., and SOUTH SAN FRANCISCO, Calif., November 21, 2022—Merck (NYSE: MRK), known as MSD outside the United States and Canada, and Imago BioSciences, Inc. (“Imago”) (Nasdaq: IMGO) today announced that the companies have entered into a definitive agreement under which Merck, through a subsidiary, will acquire Imago for $36.00 per share in cash for an approximate total equity value of $1.35 billion.

“We continue to invest in our pipeline with a focus on applying our unique capabilities to unlock the value of breakthrough science for the patients we serve,” said Robert M. Davis, president and chief executive officer, Merck. “This acquisition of Imago augments our pipeline and strengthens our presence in the growing field of hematology.”

Imago is a clinical stage biopharmaceutical company developing new medicines for the treatment of myeloproliferative neoplasms (MPNs) and other bone marrow diseases. Imago’s lead candidate bomedemstat (IMG-7289), an investigational orally available lysine-specific demethylase 1 (LSD1) inhibitor, is currently being evaluated in multiple Phase 2 clinical trials for the treatment of essential thrombocythemia (ET), myelofibrosis (MF), and polycythemia vera (PV), in addition to other indications.

“This milestone is a testament to more than a decade of pioneering research by Imago scientists and the entire Imago team’s unwavering dedication to improving the lives of patients,” said Dr. Hugh Y. Rienhoff, Jr., Founder and Chief Executive Officer, Imago BioSciences. “This agreement leverages Merck’s industry-leading clinical development expertise to maximize the therapeutic potential of bomedemstat while providing important value for shareholders. I would also like to acknowledge with gratitude the early investors — Blackstone Life Sciences, Frazier Healthcare, Omega Funds, Amgen Ventures, and MRL Ventures Fund who placed their faith in Imago beginning in 2014, as well as the outstanding study investigators and their patients who have made the clinical development of bomedemstat possible.”

“Evidence indicates that LSD1 plays an important role in the maturation of blood cells in the bone marrow,” said Dr. Dean Y. Li, president, Merck Research Laboratories. “We look forward to working with the Imago team to further investigate the potential of bomedemstat for patients with myeloproliferative neoplasms.”

Under the terms of the acquisition agreement, Merck, through a subsidiary, will initiate a tender offer to acquire all outstanding shares of Imago. The closing of the tender offer will be subject to certain conditions, including the tender of shares representing at least a majority of the total number of Imago’s outstanding shares, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary conditions. Upon the successful completion of the tender offer, Merck’s acquisition subsidiary will be merged into Imago, and any remaining shares of common stock of Imago will be canceled and converted into the right to receive the same $36 per share price payable in the tender offer. The transaction is expected to close in the first quarter of 2023.

Myeloproliferative neoplasms

Myeloproliferative neoplasms are a group of diseases of the bone marrow characterized by excessive production of red blood cells, platelets, or certain white blood cells. Myeloproliferative neoplasms progress over time as the number of extra cells build up in the blood and/or bone marrow. This may lead to bleeding problems, anemia, infection, fatigue, thrombosis or other signs and symptoms. Certain myeloproliferative neoplasms may become acute myeloid leukemia (AML). Myeloproliferative neoplasms include chronic myelogenous leukemia (CML), polycythemia vera, primary myelofibrosis, essential thrombocythemia, chronic neutrophilic leukemia, and chronic eosinophilic leukemia.

About lysine-specific demethylase 1 (LSD1)

LSD1, also called KDM1A, discovered in 2004, is a member of a group of epigenetic proteins that regulate gene expression through chemical modifications of proteins, RNA and DNA. LSD1 regulates the maturation of bone marrow stem cells and is essential for the differentiation of progenitor cells into mature megakaryocytes and granulocytes and production of blood cells.

Given the role that LSD1 plays in the function of malignant blood cells, targeting LSD1 for the treatment of blood cancers offers a new mechanism for the treatment of diseases associated with high morbidity and mortality.

Important Information About the Tender Offer

The tender offer described in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Imago or any other securities, nor is it a substitute for the tender offer materials described herein. At the time the planned tender offer is commenced, a tender offer statement on Schedule (TO), including an offer to purchase, a letter of transmittal and related documents, will be filed by Merck Sharp & Dohme LLC (“Merck”) and M-Inspire Merger Sub, Inc., a wholly-owned subsidiary of Merck, with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by Imago with the SEC. The offer to purchase shares of common stock of Imago will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER MATERIALS CAREFULLY (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation Statement (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the tender offer, which will be named in the tender offer statement. In addition, Merck and Imago will file annual, quarterly and current reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Merck may be obtained at no charge on Merck’s internet website at www.merck.com or by contacting Merck at 126 East Lincoln Avenue P.O. Box 2000 Rahway, NJ 07065 USA, or (908) 740-4000. Copies of the documents filed with the SEC by Imago may be obtained at no charge on Imago’s internet website at https://imagobio.com/ or by contacting Imago at 303 Twin Dolphin Drive 6th Floor, Redwood City, CA 94065 or (415) 529 5055.

Advisors

Morgan Stanley & Co. LLC acted as financial advisor to Merck in this transaction and Gibson Dunn & Crutcher LLP as its legal advisors. Centerview Partners LLC acted as financial advisor to Imago and Latham and Watkins LLP as its legal advisors.

About Imago BioSciences

Imago BioSciences is a clinical-stage biopharmaceutical company discovering and developing novel small molecule product candidates that target lysine-specific demethylase 1 (LSD1), an enzyme that plays a central role in the production of blood cells in the bone marrow. Imago is focused on improving the quality and length of life for patients with cancer and bone marrow diseases. Bomedemstat, an orally available, small molecule inhibitor of LSD1, is the lead product candidate discovered by Imago for the treatment of certain myeloproliferative neoplasms (MPNs), a family of related, chronic cancers of the bone marrow. Imago is evaluating Bomedemstat as a potentially disease-modifying therapy in two Phase 2 clinical trials for the treatment of essential thrombocythemia (NCT04254978) and myelofibrosis (NCT03136185). Bomedemstat has U.S. FDA Orphan Drug and Fast Track Designation for the treatment of ET and MF, European Medicines Agency (EMA) Orphan Designation for the treatment of ET and MF, and PRIority MEdicines (PRIME) Designation by the EMA for the treatment of MF. Imago is based in Redwood City, California. To learn more, visit www.imagobio.com, www.myelofibrosisclinicalstudy.com, www.etclinicalstudy.com and follow us on Twitter @ImagoBioRx, Facebook and LinkedIn.

About Merck

At Merck, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world—and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities. For more information, visit www.merck.com and connect with us on Twitter. Facebook. Instagram. YouTube and Linkedln.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA includes statements that are not statements of historical fact, or “forward-looking statements,” including with respect to Merck’s proposed acquisition of Imago. Such forward-looking statements include, but are not limited to, the ability of Merck and Imago to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, Merck’s and Imago’s beliefs and expectations and statements about the benefits sought to be achieved in Merck’s proposed acquisition of Imago, the potential effects of the acquisition on both Merck and Imago, the possibility of any termination of the merger agreement, as well as the expected benefits and success of Imago’s product candidates. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all, with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Imago’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on Imago’s business; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2021 Annual Report on Form 10-K and Merck’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Forward-Looking Statements of Imago BioSciences

All statements, other than statements of historical facts, contained in this press release, including statements regarding the results, conduct, progress and timing of Imago clinical trials, the regulatory approval path for Bomedemstat, plans for future operations and information related to Imago and the proposed acquisition of Imago, are forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed acquisition; the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the acquisition; statements about the expected timetable for completing the transaction; and the anticipated timing of closing of the proposed acquisition. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, Imago’s limited operating history and lack of products for commercial sale; Imago’s dependence on development, regulatory approval and commercialization of its product candidates; difficulties in enrolling patients and risks of substantial delays in its clinical trials; Imago’s minimal control over product candidates in investigator-initiated clinical trials; uncertainties in the cost and outcomes of its clinical studies and the acceptance for presentation at medical meetings of data from such clinical studies; uncertainties in the regulatory review and approval of Imago’s product candidates if its pivotal studies are positive; potentially material changes to the interim, top-line and preliminary data from its clinical trials; potential undesirable effects of Imago’s product candidates and safety or supply issues, in each case with respect to its product candidates alone or in combination with other compounds or products; Imago’s potential inability to obtain and maintain orphan drug designation and delays in approvals despite FDA Fast Track designation for expedited review; risks related to clinical trials outside of the United States; Imago’s need to manufacture adequate supplies, including multiple batches of Bomedemstat, using a commercial current Good Manufacturing Practice; risks related to information technology system and cybersecurity; risks related to misconduct of Imago’s employees and independent contractors; risks related to hazardous materials and Imago’s compliance with environmental laws and regulations; risks related to litigation and other claims; risks related to reliance on third parties to conduct and support preclinical studies and clinical trials, and to manufacture Imago’s product candidates; risks related to third-party intellectual property infringement claims and Imago’s ability to protect its own intellectual property; risks related to governmental policies and regulations, including with respect to drug prices and reimbursement, and changes thereof; risks related to the satisfaction of waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; uncertainties as to how many of Imago’s stockholders will tender their shares of Imago common stock in the tender offer and the possibility that the acquisition does not close; the possibility that competing offers may be made; risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of clearance under the HSR Act; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; and other risks and uncertainties, including those listed in the section titled “Risk Factors” in Imago’s Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent Quarterly Reports on Form 10-Q.

You should not place undue reliance on any forward-looking statements. Forward looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Except as required by law, Imago does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

###

Merck Investor Contact:	Peter Dannenbaum (908) 740-1037	Imago Investor Contact:	Laurence Watts Gilmartin Group, LLC. Laurence@gilmartinir.com

Merck Media Contacts:	Robert Josephson (203) 914- 2372 Justine Moore (908) 740-6449	Imago Media Contact:	Ian Stone Canale Communications Ian.Stone@canalecomm.com